Exhibit 99.1

University of British Columbia to Perform Clinical Study on the Cardiovascular and
Cognitive Health Effects of Lexaria’s TurboCBDTM.

Kelowna, British Columbia – August 31, 2017 – Lexaria Bioscience Corp. (OTCQB: LXRP) (CSE: LXX) (the “Company” or “Lexaria”) announces the world’s first clinical study on human volunteers of cannabindiol (CBD) within Lexaria’s high absorption TurboCBD™ product, to evaluate its effects on both cardiovascular health and cognitive function.

The study will have a double-blind and placebo controlled cross-over design measuring effects both after a single dose, and also after 7 days of daily dosing in 24 volunteers. The study hypothesises that, following TurboCBD™ supplementation, circulating CBD and nitric oxide will increase in both young and old participants; that glucose and blood pressure will remain stable; and that vascular function, and cognitive and physical exercise performance will improve to a greater extent in older participants. This research study has been approved by the Clinical Research Ethics Board at the University of British Columbia (“UBC”).

Professor Philip Ainslie, PhD, Co-Director of the Centre for Heart, Lung and Vascular Health, UBC Okanagan Campus, Kelowna, Canada, will be Principal Investigator of a team of co-investigators. UBC has consistently been ranked one of the top three universities in Canada, has over 62,000 students on two campuses, and is further considered one of the top research universities in the world. UBC has conducted several earlier studies in the cannabis sector, available for review at https://news.ubc.ca/tag/marijuana/

This advanced study will utilize the latest clinical evaluation techniques to provide pharma-level pharmacokinetic and pharmacodynamic performance data of TurboCBD™, including blood sampling, physiological measures, cognitive function testing, vascular function testing, and exercise performance testing. Outcome measurements will include circulating CBD and nitric oxide markers, plasma glucose, plasma insulin, blood pressure, heart rate, respiration, peripheral and brain blood flow and a battery of neuropsychological performance tests.

Dr. Philip Ainslie comments that, “This study gives us a great opportunity to obtain world class clinical data on the health and performance benefits of cannabidiol using Lexaria’s unique high absorption TurboCBD™ capsules in our state of the art laboratories. It is very exciting to be one of the first – if not the first – to conduct these kinds of studies in Canada. The potential implications of the study are far-reaching: from understanding the fundamental biological mechanism(s) of high absorption CBD in humans, to how this might influence blood vessel physiology and human performance. To quantify the pharmacokinetics of TurboCBD™ will allow us to make informed recommendations of optimum dosing in order to improve vascular health and performance throughout healthy aging. Once we understand these processes better, the applications to various clinical populations can then be explored. There are also many other CBD products from Lexaria that could also be explored in due course – the partnership with academia and Lexaria Biosciences is an excellent means to develop new collaborative ideas, products and positively impact society.”

“Lexaria is proud to be advancing our collective knowledge of the benefits of CBD specifically showcasing the benefits of Lexaria’s unique patented delivery technology,” said Chris Bunka, CEO of Lexaria Bioscience. “Results will advance Lexaria’s ability to custom design products that increase the leading performance our technology already offers to customers.”

Additional information will be released upon completion and interpretation of test results.

About Lexaria
Lexaria Bioscience Corp. has developed and out-licenses its disruptive technology that promotes healthier ingestion methods, lower overall dosing and higher effectiveness of lipophilic active molecules. Lexaria has multiple patents pending in over 40 countries around the world and was granted its first patents in the USA and in Australia related to edible forms of cannabinoids. Lexaria’s technology provides increases in intestinal absorption rates; more rapid delivery to the bloodstream; and important taste-masking benefits, for orally administered bioactive molecules including cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), nicotine and other molecules.

www.lexariabioscience.com
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FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Alex Blanchard, Communications Manager
(778) 796-1897
Or
NetworkNewsWire (NNW)
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FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any additional stock warrants or stock options will be exercised. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that Lexaria will successfully complete any other contemplated or existing technology license agreements; or that results from any studies will be favorable or in any way support future business activities of any kind. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria Energy Foods, Ambarii, and ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.